EXHIBIT 5.1

Our File No.   244990

August 11, 2016

Tahoe Resources Inc.
5310 Kietzke Lane, Suite 200
Reno, Nevada, USA 89511

Dear Sir or Madam:

Re:	Tahoe Resources Inc. – Registration Statement on Form F-3

We have acted as counsel to Tahoe Resources Inc. (the “Company”) in connection with the registration, on Form F-3 (the “Registration Statement”) under the United States Securities Act of 1933, as amended, of 5,000,000 common shares in the capital of the Company (the “Common Shares”) issuable pursuant to the Company’s Dividend Reinvestment Plan (the “Plan”).

In connection with the opinion hereinafter expressed, we have examined such statutes and public records and original or certified copies of corporate records of the Company as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the legal capacity of all individuals signing documents, the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

We have also considered such questions of law as we have considered necessary as a basis for the opinion hereinafter set forth.

We have not made an independent examination of the laws of any jurisdiction other than the Province of British Columbia and the laws of Canada applicable therein and we do not express or imply any opinion with respect to laws of any other jurisdiction. The opinion expressed herein is based on legislation and regulations in effect on the date hereof.

Based and relying upon the foregoing, we are of the opinion that:

1.	5,000,000 Common Shares, if as and when issued in accordance with the terms and conditions of the Plan, will be issued as fully paid and non-assessable Common Shares; and

2.

the summary set forth in the Registration Statement under the caption “Certain Canadian Federal Income Tax Considerations” is a fair and accurate summary of the principal Canadian federal income tax considerations generally applicable to a participant in the Plan.

August 11, 2016 Page 2

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement under the caption “Legal Matters”. Such consent is not an admission that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Yours truly,

/s/ McMillan LLP

McMillan LLP